June  11,  2001

John  Cracchiolo
215  Madrone  Ave
Larkspur,  CA  94939

Dear  John:

It is a pleasure to extend you an offer of employment to join Endocare, Inc. as Chief Operating Officer and Chief Financial Officer, reporting to Paul Mikus,
Chief Executive Officer. Your employment with Endocare is expected to commence on June 25, 2001.

The primary duties you will perform as COO and CFO have been discussed during the interview process. Prior to beginning employment, we will require that you enter into certain agreements regarding Endocare's proprietary information and arbitration policies. Additionally, while we hope your employment relationship with Endocare will be long and mutually beneficial, it should be recognized that neither you, nor we, have entered into any contract of employment, express or implied. Your employment relationship with Endocare will be "at-will" and therefore terminable by Endocare without cause. You will also be required to provide proof of your eligibility to work in the United States on your first day of employment.

Your  compensation  plan  with  Endocare  will  be  as  follows:

- Your semi-monthly salary will be $7,916.67 gross earnings, with pay periods on the 15th and the end of each month. This equates to an annual salary of $190,000.00 per year.

- In addition, you will be eligible to participate in Endocare's Discretionary Bonus Plan and earn up to 40% of your base salary. The details of the bonus plan are outlined in the 2001 Bonus Plan document, which is included herewith.

- You will also be granted 300,000 Endocare Incentive Stock Options, upon approval of the Stock Option Committee of the Board of Directors, in accordance with the 1995 Stock Plan. The option price will be the fair market value on the date of grant and the terms are outlined in the Stock Option Agreement. An additional 50,000 options will be granted at the fair market value on your hire date and will be fully vested incrementally upon your achievement of mutually agreed upon performance objectives. You and Endocare agree that the type of options and/or structure of this equity interest may be redefined; however, the total value will be equivalent to the value of the options referenced above (i.e. 350,000 Incentive Stock Options).

You will also be entitled to three (3) weeks of vacation per year, as well as sick and Paid Time Off ("PTO") time consistent with Endocare's policies.

In addition, during the first two years of your employment with Endocare, the company will cover the following costs associated with your commuting from San Francisco to Irvine. Those costs will be: (i) air travel at an amount of approximately $10,000 per year, and (ii) rent for housing in Orange County at an amount of approximately $18,000 per year. If during this two-year period, you relocate to Southern California, Endocare will no longer cover these commuting expenses.

You and your eligible dependents, if applicable, will be covered under Endocare's current group health and dental insurance plan as provided by The Principal Mutual Insurance Company. Coverage will be effective the first of the month following 30 days of continuous employment and is provided to you at no cost. Dependent coverage is charged at $30.00 per month per dependent. Endocare offers a Premium Only Plan that allows you to pay your dependent premiums through a tax-free payroll deduction.
Additionally, you will be covered under Endocare's Life and Accidental Death & Dismembership Plan, and its Long Term Disability Plan. Finally, you will be eligible to participate in Endocare's 401(k) Plan.


On behalf of Endocare, I'd like to welcome you to the Company. You will notice that there are two copies of this letter. To indicate your acceptance, please sign and return one of the copies to me. Should you have any questions or concerns regarding the offer, please feel free to contact me.

Sincerely,                                   Accepted  by:

Holly  H.  Williams                         /s/  John  V.  Cracchiolo
VP,  Human  Resources  &                         John  V.  Cracchiolo
General  Counsel